Exhibit 20.1

XENOMICS, INC.
One Deer Park Drive, Suite F
Monmouth Junction, NJ 08852
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Notice of Shareholder Consent
______________________________________

Dated April 30, 2009
______________________________________

          Notice is hereby given pursuant to the Florida Business Corporation Law to holders of the Common Stock of Xenomics, Inc. a Florida corporation (the “Company”) that the holders of more than a majority of outstanding shares delivered a consent to Xenomics on April 16, 2009 which removed Kira Sheinerman, Ph.D. as a director and appointed Thomas H. Adams, Ph.D. to fill the vacancy created by her removal. A copy of the form of consent is annexed to this Notice as Exhibit A.

          On April 21, 2009, the Company’s board of directors accepted the consent and appointed Dr. Adams as Chairman of the Board.  Pending the appointment of a full time chief executive officer, the board delegated authority to Dr. Adams to exercise the powers appertaining the most senior executive officer of the Company.   In lieu of the options described in the consent, the board of directors, with the approval of the Compensation Committee, granted 4,800,000 ten year options to purchase shares of the Company’s common stock for $0.50 per share which will vest in three equal annual installments.

Dr. Adams is the co-founder of a number of successful diagnostic and pharmaceutical companies including Genprobe Inc, Hybritech Inc., Genta Inc. and LeucadiaTechnologies, Inc. Today Genprobe Inc is the world leader in diagnostics to detect and monitor sexually transmitted diseases, with a market cap of approximately $2.5 billion dollars. Hybritech Inc. was the developer of the PSA test, the most widely used diagnostic test for adult males, to measure risk of prostate cancer. Dr Adams is a senior executive of Iris Inc. which acquired Leucadia Technologies in 2006.

NO CONSENT IS REQUESTED FROM YOU AND YOU NEED NOT REPLY TO THIS NOTICE.

Gary S. Jacob, Ph.D.

Secretary and member of the Board

Exhibit A

RESOLUTION BY WRITTEN CONSENT OF HOLDERS OF
A MAJORITY OF THE OUTSTANDING COMMON STOCK OF
XENOMICS, INC.
(a Florida Corporation)

          The undersigned, being the holders of a outstanding shares of capital stock of the Xenomics, Inc., a Florida corporation (the "Company"), acting pursuant to Article II, Section 6 of the Bylaws of the Company, do hereby adopt the following resolutions:

          RESOLVED, that Kira Sheinerman is hereby removed as a director of the Company pursuant to Article III, Section 5 of the Company’s Bylaws.

          RESOLVED, that any and all authority heretofore given to Ms. Sheinerman by express resolution of the Board of Directors of the Company or implicitly by apparent authority is hereby terminated.

          RESOLVED, that  Thomas Adams is hereby elected to serve on the Company's board of directors and appointed “Chairman of the Board” having the authority to preside over meetings of the Company’s board of directors and, in the absence of a President or Chief Executive Officer, the powers pertaining to the most senior executive officer of the Company until the next annual meeting of the shareholders of the Company or his earlier resignation or removal, subject to his written acceptance of his election as such.

          RESOLVED, that, subject to the ratification of the Compensation Committee of the Company’s board of directors, Mr. Adams (i) be granted 3,800,000 ten year options to purchase shares of the Company’s common stock exercisable at  the market price on the effective date of the grant (consistent with the Company’s stock option plan and presently anticipated to be approximately $0.30 per share), which shall vest in equal installments on April 6, 2010, 2011 and 2012 provided Mr. Adams in then still associated with the Company as a director, officer or consultant and that once vested, such options may be exercised until their expiration and (ii) be retained as a consultant to the Company at an annual stipend of $100,000 for a term of three years, payable in monthly installments.

          RESOLVED, that Mr. Adams shall, in his capacity as Executive Chairman, be given the authority to evaluate the Company’s business, intellectual property and prospects, formulate a strategic plan, move the Company’s executive offices and research facilities to San Diego, hire and retain executive and administrative officers at compensation approved by the Compensation Committee of he Company’s board of directors and generally manage and oversee the affairs of the Company

          RESOLVED, that the number of directors constituting the entire board be fixed at  five, and such number shall not be increased by resolution of the board of directors unless subsequently approved by the holders of not less than the majority of the outstanding shares of the Company’s common stock at a meeting or by written consent.

XENOMICS, INC.
WRITTEN CONSENT OF SHAREHOLDERS
Record Date (Date Consent Is First Delivered to Company)
April 16, 2009

          RESOLVED, that the vacancies remaining on the board of directors be filled by the vote or written of not less than a majority of the remaining directors exclusively from nominations submitted by Mr. Adams on or before April 30, 2010.

          RESOLVED, that the actions taken by this consent shall be filed with the minutes of the Company’s board of directors and shall be effective when signed by the holders of a majority of the outstanding shares of common stock and may be signed in one or more counterparts which shall together be construed as a single instrument.

          RESOLVED FURTHER, that the proper officers of the Company be, and hereby are, authorized and empowered to execute and deliver all documents and agreements and to do such further acts and things as may be necessary and advisable in their judgment to carry out the intent and accomplish the purpose of the foregoing resolutions.

April 6, 2009 (Date First Consent Was Executed)

[Signatures of Holders]